Exhibit 99.1

Dentsply Sirona Announces the Addition of New Board Members

York, Pennsylvania, January 17, 2018– DENTSPLY SIRONA Inc. (“Dentsply Sirona”)  (NASDAQ: XRAY), The Dental Solutions Company™, today announced that the size of its Board of Directors has been increased from nine to twelve members and that three new board members have been appointed.  Joining the Board of Directors are Betsy D. Holden and Leslie F. Varon, in addition to Don M. Casey Jr., Dentsply Sirona’s newly appointed Chief Executive Officer.

“We are delighted to welcome Betsy and Leslie to Dentsply Sirona’s Board of Directors,” said Eric. K. Brandt, Non-Executive Chairman of the Board.  “Both individuals are internationally recognized business leaders, incredibly talented and bring a broad set of skills to Dentsply Sirona.  We are fortunate to add such high caliber people to help us achieve our potential as the market leader in dental products and technologies.”

Betsy D. Holden commented: “I am excited to join Dentsply Sirona, the innovator in the dental industry and do my part in collaboration with Management and the Board to help the company achieve its Mission of empowering dental professionals to deliver better, safer, faster dental care.”

Leslie F. Varon added: “Dentsply Sirona is the global market leader in the dental industry with significant growth opportunities.  I am eager to partner with my fellow Board members, the management team and employees to improve oral health worldwide and create long-term shareholder value.”

About Betsy D. Holden:
Betsy D. Holden is a senior advisor to McKinsey & Company, working with clients across industries on strategy, marketing, innovation, and board effectiveness initiatives.  Ms. Holden was formerly Co-CEO of Kraft Foods and CEO of Kraft Foods North America. At the time, Kraft Foods was the largest food company in North America and the second largest in the world.

In addition to her CEO role at Kraft, Ms. Holden also held the positions of president, Global Marketing and Category Development; executive vice president with responsibility for Operations, IT, Procurement, R&D, and Consumer Insights and Communications; president of the Kraft Cheese Division; president of the Pizza Division; plus multiple line brand management assignments. Ms. Holden introduced new products that generated over $2 billion in revenue and under her leadership Kraft received numerous marketing, new product, and ‘best places to work’ accolades.

Ms. Holden serves on the Board of Diageo PLC, Time Inc. and The Western Union Company.  Previously, she also served on the Boards of Catamaran Corp., Tribune Co., Kraft Foods and Tupperware Brands. Ms. Holden graduated Summa Cum Laude and Phi Beta Kappa with a BA from Duke University and received a Masters of management in marketing and finance from Northwestern University’s Kellogg School of Management. She was named to Fortune’s Most Powerful Women’s list multiple times.

About Leslie F. Varon:
Leslie F. Varon has an extensive record of financial and business leadership in corporate financial management and investor relations.  She has significant experience driving business transformation over 30 years at Xerox Corporation, including complex turnarounds, mergers and acquisitions, crisis management and the spinoff of a major business unit. During her career with Xerox, Ms. Varon has served in a variety of senior roles including as the company’s Chief Financial Officer, corporate controller, vice president of finance for North America and head of investor relations and was responsible for all finance, treasury, investor relations, risk management, mergers and acquisitions, tax, audit, procurement and real estate operations at Xerox.

Ms. Varon serves on the Board of Hamilton Lane Incorporated. Ms. Varon holds a Bachelor of Arts degree from Binghamton University and a Master's degree in Business Administration with concentrations in finance and marketing from Virginia Polytechnic Institute.

About Dentsply Sirona:
Dentsply Sirona is the world’s largest manufacturer of professional dental products and technologies, with over a century of innovation and service to the dental industry and patients worldwide.  Dentsply Sirona develops, manufactures, and markets a comprehensive solutions offering including dental and oral health products as well as other consumable medical devices under a strong portfolio of world class brands.  As The Dental Solutions Company™, Dentsply Sirona’s products provide innovative, high-quality and effective solutions to advance patient care and deliver better, safer and faster dentistry.  Dentsply Sirona’s global headquarters is located in York, Pennsylvania, and the international headquarters is based in Salzburg, Austria. The company’s shares are listed in the United States on NASDAQ under the symbol XRAY.  Visit www.dentsplysirona.com for more information about Dentsply Sirona and its products.

Contact Information:
Joshua Zable, IRC
Vice President, Investor Relations
+1-718-482-2184
joshua.zable@dentsplysirona.com